UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Pease, Willard H. Jr.
   751 Horizon Court, Suite 203
   Grand Junction, CO  81506
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pease Oil and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Former President, CEO, and Director (See Note)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |12,118*            |D     |                           |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |3,993*             |I     |By Corporation             |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |4,468*             |I     |By Trust                   |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |4,040*             |I     |By Trust                   |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |23,997*            |I     |By Partnership             |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrant To Purchase Co|$8.30** |N/A  |N/A |N|N/A N/A    |A,D|12/7/|12/31|common stock|9,960**|       |            |D  |            |
mmon Stock            |        |     |    |/|           |   |98   |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Warrant To Purchase Co|$7.00** |N/A  |N/A |N|N/A N/A    |A,D|12/7/|12/31|common stock|4,000**|       |            |D  |            |
mmon Stock            |        |     |    |/|           |   |98   |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Warrant To Purchase Co|$10.00**|N/A  |N/A |N|N/A N/A    |A,D|12/7/|12/31|common stock|890**  |       |            |D  |            |
mmon Stock            |        |     |    |/|           |   |98   |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Warrant To Purchase Co|$29.70**|N/A  |N/A |N|N/A N/A    |A,D|12/7/|12/31|common stock|5,000**|       |            |D  |            |
mmon Stock            |        |     |    |/|           |   |98   |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Warrant To Purchase Co|$5.00** |N/A  |N/A |N|N/A N/A    |A,D|12/7/|12/31|common stock|10,000*|       |            |D  |            |
mmon Stock            |        |     |    |/|           |   |98   |/00  |            |*      |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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Warrant To Purchase Co|$27.50**|N/A  |N/A |N|N/A N/A    |A,D|12/7/|12/31|common stock|10,000*|       |            |D  |            |
mmon Stock            |        |     |    |/|           |   |98   |/00  |            |*      |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
*On the close of business December 1, 1998, the Issuer effected a one-for-ten reverse stock split of its common stock, resulting in the Reporting Person's disposition of 437,520 shares of common stock held either directly or indirectly.
** Warrant price and amount of underlying shares reflect the one-for-ten stock split.
NOTE: Willard H. Pease, Jr. resigned as President and CEO of the Company on November 1, 1998. On December 7,
1998 his employment was terminated and, pursuant to his Separation Agreement, he resigned as a Director of the
Company. In addition, in connection with Mr. Pease's Separation Agreement, all previously granted options were converted into warrants. No change in the exercise price was initiated. However, the expiration date was fixed at
12/31/00.
SIGNATURE OF REPORTING PERSON
 /s/ Patrick J. Duncan, Atty-In-Fact for Willard H.Pease,Jr
DATE
  January 20, 1999